EXHIBIT (10)P

ECOLAB INC.

CHANGE IN CONTROL SEVERANCE COMPENSATION POLICY

ARTICLE I - INTRODUCTION

Section 1.1                                      Background.  The Board of Directors (the “Board”) of Ecolab Inc. (the “Company”) has considered the effect a Change in Control of the Company may have on certain Executives of the Company.  The Board recognizes and understands the concern such Executives have for their careers and their personal financial security in the event of a Change in Control of the Company.  As a result, absent appropriate assurances, such Executives are likely to seek more secure career opportunities elsewhere if a Change in Control of the Company is perceived to be a real possibility, or if a Change in Control transaction is proposed or threatened.

Section 1.2                                      Purpose.  This Policy is designed to encourage Executives to remain employees of the Company and its Subsidiaries notwithstanding the time pressure and financial uncertainty which may result from a proposed or threatened Change in Control transaction and notwithstanding the outcome of any such proposed transaction, to enable Executives to make career decisions and to assure fair treatment of such Executives in the event of a Change in Control of the Company.

ARTICLE II - ESTABLISHMENT OF THE POLICY

Section 2.1                                      Establishment of Policy.  As of February 22, 2002, the Company established this severance compensation Policy known as the “Change in Control Severance Compensation Policy” (this “policy”).  The Company is hereby amending and restating the Policy effective as of the Effective Date.

Section 2.2                                      Applicability of Policy.  The benefits provided by this Policy shall be available to all Executives who, at or after the Effective Date, meet the eligibility requirements of Article IV hereof.

Section 2.3                                      Contractual Right to Benefits.  Subject to the provisions of Article VIII hereof, this Policy establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against the Company on the terms and subject to the conditions hereof.

ARTICLE III - DEFINITIONS AND CONSTRUCTION

Section 3.1                                      Definitions.  The following terms shall have the following meanings when used in this Policy with initial capital letters:

(a)                                  “Base Pay” of a Participant means the Participant’s annual base salary rate as in effect on the Termination Date from the Participant’s Employer(s); provided, however, that any reductions in Base Pay following the date of the Change in Control will not be taken into account when determining Base Pay hereunder.

(b)                                 “Board” means the Board of Directors of the Company.

(c)                                  “Change in Control” of the Company shall be deemed to have occurred if the events set forth in anyone of the following paragraphs shall have occurred:

(i)                                     any “person” as such term is used in Sections B(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit Policy of the Company or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes, including pursuant to a tender or exchange offer for shares of Common Stock pursuant to which purchases are made, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities, other than in a transaction arranged or approved by the Board prior to its occurrence; provided, however, that if any such person will become the beneficial owner, directly or indirectly, of securities of the Company representing 34% or more of the combined voting power of the Company’s then outstanding securities, a Change in Control will be deemed to occur whether or not any or all of such beneficial ownership is obtained in a transaction arranged or approved by the Board prior to its occurrence, and other than in a transaction in which such person will have executed a written agreement with the Company (and approved by the Board) on or prior to the date in which such person becomes the beneficial owner of 25% or more of the combined voting power of the Company’s then outstanding securities, which agreement imposes one or more limitations on the amount of such person’s beneficial ownership of shares of Common Stock, if, and so long as, such agreement (or any amendment thereto approved by the Board provided that no such amendment will cure any prior breach of such agreement or any amendment thereto) continues to be binding on such person and such person is in compliance (as determined by the Board in its sole discretion) with the terms of such agreement (including such amendment); provided, however, that if any such person will become the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, a Change in Control will be deemed to occur whether or not such beneficial ownership was held in compliance with such a binding agreement, and provided further that the provisions of this subparagraph (i) shall not be applicable to a transaction in which a corporation becomes the owner of all the Company’s outstanding securities in a transaction which complies with the provisions of subparagraph (iii) of this Section 3.1(c) (e.g., a reverse triangular merger); or

(ii)                                  during any thirty-six consecutive calendar months, individuals who constitute the Board on the first day of such period or any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest including, but not limited to, a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who were either directors on the first day of such period, or whose appointment, election or nomination for election was previously so approved or recommended, shall cease for any reason to constitute at least a majority thereof; or

(iii)                               there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) more than 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, and in which no “person” (as defined under Subsection (i) above) acquires 50% or more of the combined voting power of the securities of the Company or such surviving entity or parent thereof outstanding immediately after such merger or consolidation; or

(iv)                              the stockholders of the Company approve a Policy of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, more than 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.

(e)                                  “Company” means Ecolab Inc., a Delaware corporation, and any successor thereto as provided in Section 7.1 hereof.

(f)                                    “Effective Date” means January 1, 2005.

(g)                                 “Employer” means the Company, any Subsidiary or any “affiliated organization” which employs an Executive.  For purposes of this Policy, an “affiliated organization” is the Company and (i) any corporation that is a member of a controlled group of corporations (within the meaning of Code Section 1563(a) without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C) that includes the Company, (ii) any trade or business (whether or not incorporated) that is controlled (within the meaning of Code Section 414(c)) by the Company, (iii) any member of an “affiliated service group” (within the meaning of Code Section 414(m) of which the Company is a member or (iv) any other organization that, together with the Company, is treated as a single employer pursuant to Code Section 414(o) or the regulations thereunder; provided that the provisions of Code Section 1563(a) shall be applied by substituting the phrase “more than 50 percent” for the phrase “at least 80 percent” wherever it appears in such Code Section.

(h)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)                                     “Executive” means any person who is designated as an officer of the Company by the Board and who is employed by an Employer as a salaried employee on a substantially full-time basis, other than a person who is designated solely as an assistant officer.

(j)                                     “Good Reason” means, without the express written consent of the Participant:

(i)                                     the assignment to the Participant of any duties inconsistent in any substantial respect with the Participant’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the Change in Control which assignment results in a substantial diminution in such position, authority or responsibilities or any other substantial adverse change in such position (including titles), authority or responsibilities, excluding an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer as set forth below.

(ii)                                  any failure by the Employer to furnish the Participant with compensation and benefits at a level substantially equal to or exceeding those received by the Participant from the Employer during the 90-day period preceding the Change in Control, other than (A) an insubstantial and inadvertent failure remedied by the Employer as set forth below, (B) a reduction in compensation which is applied to all non-union employees of the Employer in the same dollar amount or percentage or (C) a reduction or modification of any employee benefit program covering substantially all of the employees of the Employer, which reduction or modification generally applies to all employees covered under such program; or

(iii)                               the Employer’s requiring the Participant to be based or to perform services at any office or location that is in excess of 50 miles from the principal location of the Participant’s work during the 90-day period immediately preceding the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities.

Before a termination by the Participant under this Section 3.1(j) will constitute termination for Good Reason, the Participant must give the Company a Notice of Termination within 30 calendar days of the occurrence of the event that constitutes Good Reason.  Failure to provide such Notice of Termination within such 30-day period shall be conclusive proof that the Participant shall not have Good Reason to terminate employment.

For purposes of this Section 3.1(j), Good Reason shall exist only if the Employer fails to remedy the event or events constituting Good Reason within 30 calendar days after receipt of the Notice of Termination from the Participant.  If the Participant determines that Good Reason for termination exists and timely files a Notice of Termination, such determination shall be presumed to be true and the Company will have the burden of proving that Good Reason does not exist.

(k)                                  “Incentive Pay” means the target bonus as notified to the Participant for the year in which the Termination Date occurs under the Management Incentive Plan or the

Management Performance Incentive Plan, as applicable to the Participant, or if such Plan or Plans are no longer in effect, the annual bonus, incentive or other payment of compensation in addition to Base Pay, made or to be made in regard to services rendered in any year or other annual measurement period pursuant to any bonus, incentive, performance, or similar agreement, policy, Policy, program or arrangement of the Employer or any successor thereto.

(l)                                     “Just Cause” means without the written consent of the Company, the Participant (i) participates in dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company, an Employer or a Subsidiary, (ii) commits any unlawful or criminal activity of a serious nature, (iii) commits any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties or (iv) materially breaches any confidentiality or noncompete agreement entered into with the Company or an Employer.  The Company shall have the burden of proving that Just Cause exists.

For purposes of this Policy, the Participant shall not be deemed to have been terminated for “Just Cause” hereunder unless (A) the Participant receives a Notice of Termination setting forth the grounds for the termination at least 30 calendar days prior to the specified Termination Date, (B) if requested by the Participant, the Participant (and/or the Participant’s counsel or other representative) is granted a hearing before the full Board and (C) a majority of the members of the full Board determine that the Participant violated one or more of the provisions of the definition of “Just Cause” set forth above.

(m)                               “Notice of Termination” means (i) a written notice of termination by the Company to the Executive or (ii) a written notice of termination for Good Reason by the Executive to the Company, in either case, setting forth in reasonable detail the specific reason for termination and the facts and circumstances claimed to provide a basis for termination of employment under the provision indicated.

(n)                                 “Participant” means an Executive who meets the eligibility requirements of Article IV hereof, other than an Executive who has entered into an employment, severance or other similar agreement with the Company (other than a stock option or restricted stock agreement or other form of participation document entered into pursuant to an Employer-sponsored plan which may incidentally refer to accelerated vesting or accelerated payment upon a change in control (as defined in such separate plan or document)) which becomes operative upon the occurrence of a change in control of the Company (as defined in such agreement).

(o)                                 “Policy” means this Change in Control Severance Compensation Policy.

(p)                                 “Protection Period” means the period of time commencing on the date of the first occurrence of a Change in Control and continuing until the second anniversary of the occurrence of the Change in Control.

(q)                                 “Severance Payment” means the payment of severance compensation as provided in Article V hereof.

(r)                                    “Subsidiary” means any corporation or other legal entity a majority of the securities entitled to vote generally in the election of directors of which are owned by the Company or another Subsidiary of the Company.

(s)                                  “Termination Date” means, (i) with respect to a termination by the Employer, the date on which the Participant’s employment is terminated as stated in the Notice of Termination and (ii) with respect to a termination by the Participant for Good Reason, the date that is 15 calendar days following the Company’s receipt of the Notice of Termination.

Section 3.2                                      Status of Policy/Applicable Law.

(a)                                  This Policy is classified as a “payroll practice” under Department of Labor Regulation Section 2510.3-1(b) and, as such is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.  The Policy will be interpreted and administered accordingly.

(b)                                 This Policy shall be administered, construed and enforced according to the laws of the State of Minnesota.

Section 3.3                                      Severability.  If a provision of this Policy shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Policy and this Policy shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE IV - ELIGIBILITY

Section 4.1                                      Participation.  Each person who is an Executive on the Effective Date shall be a Participant on the Effective Date.  Thereafter, each other person who becomes an Executive prior to both (a) a Change in Control and (b), unless specifically provided for by the Board at the time a Participant is elected as an Executive, the date a notice of termination of the Policy is provided under Section 8.1(a), shall automatically become a Participant on the day on which such person becomes an Executive.

Section 4.2                                      Duration of Participation.  A Participant shall cease to be a Participant and shall have no rights hereunder, without further action, when he or she ceases to be an Executive, unless such Participant is then entitled to payment of a Severance Payment as provided in Section 5.1 hereof.  A Participant entitled to a Severance Payment shall remain a Participant in this Policy until the full amount of the Severance Payment has been paid to the Participant.

ARTICLE V - SEVERANCE PAYMENTS

Section 5.1                                      Right to Severance Payment.

(a)                                  Subject to Subsection (c) hereof, a Participant shall be entitled to receive from the Company a Severance Payment in the amount provided in Section 5.2 hereof if there has been a Change in Control and if, after a Change in Control and within the Protection Period, (i) the Participant’s employment by an Employer shall be terminated by the

Employer without Just Cause or (ii) the Participant shall terminate employment with an Employer for Good Reason.

(b)                                 Notwithstanding anything to the contrary contained in this Policy, any termination of employment of the Participant or removal of the Participant from the office or position in the Company that occurs prior to a Change in Control but which the Participant reasonably demonstrates occurred at the request of a third party who had taken steps reasonably calculated to effect the Change in Control shall be deemed to be a termination or removal of the Participant after a Change in Control for purposes of this Policy.

(c)                                  Notwithstanding anything to the contrary contained in this Policy, a Participant shall not be entitled to receive any Severance Payment hereunder unless, no later than by March 10 of the calendar year following the calendar year of the Participant’s Termination Date (i) he or she has signed and returned to the Company a release in the form prescribed by the Company and (ii) the applicable rescission period for such release has expired.

Section 5.2                                      Amount of Severance Payment.

(a)                                  Each Participant entitled to a Severance Payment under this Policy shall receive the following Severance Payment from the Company.

(i)                                     A lump sum cash payment in an amount equal to two times the sum of (A) the Participant’s Base Pay plus (B) Incentive Pay; provided, however, that the amount of such cash payment determined pursuant to this Section 5.2(a)(i) shall be reduced by an amount equal to the aggregate amount of any other cash payments in the nature of severance payments paid or payable by the Company or the Employer or any Subsidiary pursuant to any agreement, policy, program, arrangement or requirement of statutory or common law (other than this Policy or cash payments received in lieu of stock incentives);

(ii)                                  A lump sum cash payment in an amount equal to (A) the Incentive Pay for the year in which the Termination Date occurs, pro rated to reflect time worked during the year in which the Termination Date occurs, days worked during the year divided by 365 days times the Incentive Pay expressed as a dollar amount) and (B) reduced by any amounts paid under the terms of the applicable incentive bonus Policy itself for the same period of time;

(iii)                               Reasonable fees for outplacement services, by a firm selected by the Company and at the expense of the Company, in an amount not in excess of 20% of Base Pay; provided, however, that all such fees shall be incurred by the Participant no later than the last day of the second calendar year, and all amounts under this paragraph (iii) shall be paid no later than the last day of the third calendar year, following the year in which the Participant’s Termination Date occurs; and

(iv)                              Eligibility for continuation coverage pursuant to Section 4980B of the Code (or any successor provision thereto) under the Employer’s medical, dental and other group health plans, or successor plans as in effect from time to time; provided, however, that (A) the Company shall reimburse the Participant, on a semi-annual basis, for any costs incurred in securing such continuation coverage that are in excess of the costs that would have been incurred by the Participant immediately prior to the Termination Date to obtain such coverage and (B) such reimbursements shall in no event continue beyond a period of eighteen (18) months following the Termination Date.

(b)                                 Notwithstanding any provision of this Policy to the contrary, if any amount or benefit to be paid or provided under this Policy or any other plan or agreement between the Participant and an Employer would be an “Excess Parachute Payment,” within the meaning of Section 280G of the Code, or any successor provision thereto, but for the application of this sentence, then the payments and benefits to be paid or provided under this Policy shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment; provided, however, that the foregoing reduction shall be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided to the Participant, determined on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, or any successor provision thereto, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income taxes).  If requested by the Participant or the Employer, the determination of whether any reduction in such payments or benefits to be provided under this Policy or otherwise is required pursuant to the preceding sentence shall be made by the Company’s independent accountants, at the expense of the Company, and the determination of the Company’s independent accounts shall be final and binding on all persons.  The fact that the Participant’s right to payments or benefits may be reduced by reason of the limitations contained in this Section 5.2(b) shall not of itself limit or otherwise affect any other rights of the Participant pursuant to this Policy.  In the event that any payment or benefit intended to be provided under this Policy or otherwise is required to be reduced pursuant to this Section, payment under this Policy shall be reduced before payments under any other arrangements are reduced and the Participant (in his or her sole discretion) shall be entitled to designate the payments and/or benefits under this Policy to be so reduced in order to give effect to this Section.  The Employer shall provide the Participant with all information reasonably requested by the Participant to permit the Participant to make such designation.  In the event that the Participant fails to make such designation within ten business days of receiving such information, the Employer may effect such reduction in any manner it deems appropriate.

(c)                                  The Participant shall not be required to mitigate damages or the amount of his or her Severance Payment by seeking other employment or otherwise, nor shall the amount of such payment be reduced by any compensation earned by the Participant as a result of employment after the termination of his or her employment by an Employer.

Section 5.3                                      Time of Severance Payment.  The Severance Payment to which a Participant is entitled under Section 5.2(a)(i) and (ii) shall be paid to the Participant by the Company in cash and in full, not later than March 15 of the calendar year following the calendar year in which the Participant’s Termination Date occurs, subject to Section 5.1(c).  If such a Participant should die before all amounts payable to him have been paid, such unpaid amounts shall be paid to the Participant’s spouse, if living, otherwise to the personal representative of the Participant’s estate.

Section 5.4                                      Liability for Payment.  The Company shall be solely liable for and shall pay the Severance Payments (or cause the Severance Payments to be paid) to the Executive.

ARTICLE VI - OTHER RIGHTS AND BENEFITS NOT AFFECTED

Section 6.1                                      Other Benefits.  Except as provided in Section 5.2(b), neither the provisions of this Policy nor the Severance Payment provided for hereunder shall reduce or increase any amounts otherwise payable, or in any other way affect a Participant’s rights as an employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase or employment agreement, policy (other than this Policy), program or arrangement (collectively, the “Other Plans”), except to the extent specifically provided under such Other Plans.

Section 6.2                                      Certain Limitations.  This Policy does not constitute a contract of employment or impose on any Participant, the Company or any other Employer any obligation to retain any Participant as an employee or in any other capacity, to change or not change the status, terms or conditions of any Participant’s employment, or to change or not change the Employer’s policies regarding termination of employment.

ARTICLE VII - SUCCESSORS SECTION

Section 7.1                                      Successors.  Without limiting the obligations of any person or entity under applicable law, the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Policy, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company,” as used in this Policy, shall mean the Company as hereinbefore defined and any successor assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Policy.

ARTICLE VIII - DURATION, AMENDMENT AND TERMINATION

Section 8.1                                      Duration/Termination.

(a)                                  This Policy will terminate as to all Participants: (i) if a Change in Control has not occurred, the date that is 2 years following the giving of notice to each Executive who is a Participant on the date of the notice that the Board has determined (by resolution adopted by a majority of the members of the Board) that the Policy will terminate; and (ii) if a Change in Control has occurred, the expiration of the Protection Period.

(b)                                 Notwithstanding the foregoing, if a Change in Control occurs, this Policy shall continue in full force and effect, and shall not terminate or expire until after all Participants who were Participants on the date of the Change in Control who became entitled to a Severance Payment hereunder shall have received such payment in full.

Section 8.2                                      Amendment.  Unless a Change in Control has previously occurred, this Policy may be amended in any respect by resolution adopted by a majority of the members of the Board; provided, however, that no such amendment shall adversely affect the rights of a Participant under this Policy without the Participant’s consent unless such amendment does not become effective until the date that is two years following the giving of notice to all Participants of the adoption of such amendment by the Board.  If a Change in Control occurs, notwithstanding the foregoing, this Policy no longer shall be subject to amendment, change, substitution, deletion or revocation in any respect.

Section 8.3                                      Form of Amendment/Termination.  The form of any proper amendment or termination of this Policy shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board as provided in Sections 8.1 or 8.2 hereof.  A proper amendment of this Policy automatically shall effect a corresponding amendment to all Participants’ rights hereunder.  A proper termination of this Policy automatically shall effect a termination of all Participants’ rights and benefits hereunder without further action.

ARTICLE IX - MISCELLANEOUS SECTION

Section 9.1                                      Legal Fees and Expenses/Binding Arbitration.

(a)                                  It is the intent of the Company that Participants not be required to incur any expenses associated with the enforcement of rights under this Policy because the cost and expense thereof would substantially detract from the benefits intended to be extended to Participants hereunder.  Accordingly, if the Company or any Employer, as the case may be, has failed to comply with any of its obligations under this Policy or in the event that the Company or any Employer, or any other person takes any action to declare this Policy void or unenforceable, or institutes any litigation designed to deny, or to recover from, a Participant the benefits intended to be provided to the Participant hereunder, the Company and each Employer irrevocably authorizes the Participant from time to time to retain counsel of his or her choice, at the expense of the Company, as hereafter provided, to represent the Participant in connection with the initiation or defense of any legal action, whether by or against the Company or any Employer, in any jurisdiction.  The Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ fees and expenses incurred by the Participant in enforcing his or her rights hereunder individually (but not as a representative of any class) as a result of the Company’s or any Employer’s, failure to perform this Policy or any provision hereof or as a result of the Company or any Employer, or any person contesting the validity or enforceability of this Policy or any provision hereof.

(b)                                 Notwithstanding any provision of this Policy to the contrary, (including, without limitation, determining whether a termination is for Just Cause or with Good Reason) any dispute or controversy arising under or in connection with this Policy shall be settled by binding arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Participant within 50 miles from the location of his or her job with his or her Employer, in accordance with current Employment Dispute rules of the American Arbitration Association (“AAA”) then in effect.  Within fifteen days after the commencement of arbitration, each of the Company and the Participant shall select one person to act as arbitrator, and the two selected shall select a third arbitrator within ten days of their appointment.  If the arbitrators are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the AAA.  Judgment shall be entered on the award of the arbitrator in any court having jurisdiction.  All expenses of such arbitration, including the fees and expenses of the counsel for the Participant, shall be borne by the Company.

(c)                                  Notwithstanding any provision of the Policy to the contrary, all fees and expenses subject to payment or reimbursement pursuant to this Section 9.1 shall be paid not later than the last day of the calendar year following the calendar year in which the Participant incurs such fees or expenses.  The Participant shall be solely responsible for timely providing to the Company sufficient proof of the fees and expenses to be paid or reimbursed pursuant to this Section.

Section 9.2                                      Withholding of Taxes.  The Employer may withhold from any amounts payable under this Policy all foreign, federal, provincial, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

Section 9.3                                      Successors.

(a)                                  This Policy shall inure to the benefit of and be enforceable by the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(b)                                 The rights under this Policy are personal in nature and neither the Company nor any Participant shall, without the consent of the other, assign, transfer or delegate any rights or obligations hereunder except as expressly provided in Section 7.2 hereof.  Without limiting the generality of the foregoing, the Participant’s right to receive a Severance Payment hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 9.3(b), the Company, shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(c)                                  The Company and each Participant recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company, and each Participant hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Policy.

Section 9.4                                      Notices.  For all purposes of this Policy, all communications, including without limitation notices, consents, requests or approvals provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, (to the attention of the General Counsel of the Company), at its principal executive office and to any Participant at his or her principal residence as shown in the relevant records of the Employer, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt

Executed this 19th day of December, 2008, to be effective on the Effective Date.

ECOLAB INC.

		By:	/s/ Steven L. Fritze
Steven L. Fritze
Chief Financial Officer

Attest:	/s/ Lawrence T. Bell
Lawrence T. Bell
General Counsel and Secretary